Exhibit 99.1


GM Provides Update on Accounting Issues

DETROIT - General Motors Corp. (NYSE: GM) announced today it has substantially completed its previously announced review of deferred income taxes as well as the accounting for derivatives under Statement of Financial Accounting Standards
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. GM has determined that its previously filed financial statements and financial information for 2002 through the third quarter of 2006 should no longer be relied upon, largely due to adjustments in hedge accounting.

GM's accounting adjustments under SFAS No. 133 are substantially complete, although some work remains. The current estimate of the cumulative impact of these SFAS No. 133 adjustments to retained earnings, including GMAC, as of September 30, 2006 is an increase of approximately $200 million.

In addition, GM previously disclosed that retained earnings as of December 31, 2001 and subsequent periods were understated by a range of $450 million to $600 million due to an overstatement of deferred tax liabilities. GM currently estimates that the deferred tax liability overstatement is approximately
$1 billion. This impact is partially offset by an estimated $500 million adjustment to stockholders' equity related to taxation of foreign currency translation, arising primarily prior to 2002, and affects all periods through the third quarter of 2006. The estimated net effect of such tax adjustments results in an understatement of stockholders' equity as of December 31, 2001 and subsequent periods of approximately $500 million.

GM is currently working toward filing its Form 10-K with restated financial information by the due date, March 1, 2007. If necessary, it would expect to obtain an extension from the SEC and file prior to the extended deadline, March 16, 2007.

GM does not expect these adjustments to have any material impact on cash flow for any of the restated periods.




In this press release and in related comments by General Motors' management, we will use words like "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," "designed," or "impact" to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM's actual results may differ materially due to a variety of important factors. Among other items, such factors include: completion of the restatement adjustments; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, factors affecting GMAC's results of operations and financial condition such as credit ratings, interest rates, the housing market, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in its contractual servicing rights; and changes in economic conditions, currency exchange rates and valuations associated with derivative instruments.

The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms.